EXHIBIT (a)(5)(4)

iMergent Extends Tender Offer

PHOENIX, Dec. 2, 2010 (GLOBE NEWSWIRE) -- iMergent, Inc. (AMEX:IIG), a leading provider of eCommerce software, site development, web hosting and search engine optimization for businesses and entrepreneurs, today announced that it has extended the expiration date of its tender offer to purchase for cash up to $4,750,000 in value of shares of its common stock, $0.001 par value per share, at a price not greater than $4.75 per share nor less than $4.35 per share, net to the seller in cash, less any applicable withholding taxes and without interest. The tender offer is now scheduled to expire at 11:59 p.m., New York City time on Friday, December 10, 2010, unless further extended. The tender offer was previously scheduled to expire at 12:00 a.m., New York City time, on Friday, December 3, 2010. All other terms and conditions of the tender offer remain unchanged.

As of the close of business on December 1, 2010, 277,797 shares of iMergent, Inc.'s common stock had been validly tendered pursuant to the tender offer.

The Depositary for the tender offer is Direct Transfer, LLC, Attn: Stock Transfer, 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560. The Information Agent for the tender offer is Phoenix Advisory Partners, 110 Wall Street, 27th Floor, New York, NY 10005. The tender offer materials may be obtained at no charge by directing a request by mail to Phoenix Advisory Partners or by calling toll-free at (800) 576-4314 or (212) 493-3910, and may also be obtained at no charge at the website maintained by the SEC at www.sec.gov. Additionally, any questions related to the tender offer may be directed to Phoenix Advisory Partners at the mailing address or telephone numbers provided above.

 Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a Tender Offer Statement on Schedule TO, containing an offer to purchase, form of letter of transmittal and related tender offer documents, which was filed by iMergent, Inc. with the SEC on November 3, 2010, as amended. Shareholders are strongly advised to read carefully these documents, as they may be amended or supplemented from time to time, because they contain important information that shareholders should consider before any decision is made with respect to the tender offer.

The Tender Offer Statement on Schedule TO and related materials may be obtained at no charge by directing a request by mail to Phoenix Advisory Partners or by calling toll-free at (800) 576-4314 or (212) 493-3910, and may also be obtained at no charge at the website maintained by the SEC at www.sec.gov. Additionally, any questions related to the tender offer may be directed to Phoenix Advisory Partners at the mailing address or telephone numbers provided above.

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and businesses enabling them to market and sell their business products or ideas via the Internet. The company sells its proprietary software and training services which help users build Internet strategies to allow entrepreneurs and businesses to market and sell their products, accept online orders, analyze marketing performance and manage pricing and customers over the Internet. In addition to software and training, iMergent offers site development, web hosting and search engine optimization (SEO). iMergent, StoresOnline and Crexendo Business Solutions, Inc. are trademarks of iMergent, Inc.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information about the expected timing of the completion of the tender offer. Shareholders are cautioned not to place undue reliance on these forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties.

Risks and uncertainties related to the tender offer that could cause results to differ from expectations include: uncertainties as to the timing of the completion of the tender offer; uncertainties as to how many of iMergent Inc.'s shareholders will tender their shares in the tender offer; and the risk of shareholder litigation in connection with the tender offer.

CONTACT:	iMergent, Inc.
Steven G. Mihaylo
(775) 530-3955